Exhibit 5.2

[Letterhead of Cahill Gordon & Reindel LLP]

February 11, 2005

KI Holdings Inc.

436 Seventh Avenue

Pittsburgh, PA 15219-1800

Re:	KI Holdings Inc. 9 7/8% Senior Discount Notes due 2014

Ladies and Gentlemen:

We have acted as counsel to KI Holdings Inc., a Pennsylvania corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the exchange offer set forth in the Registration Statement (the “Exchange Offer”), pursuant to which $203,000,000 aggregate principal amount at maturity of 9 7/8% Senior Discount Notes due 2014 (the “Exchange Securities”) of the Company will be issued under the Indenture between the Company and The Bank of New York, as Trustee, dated as of November 18, 2004 (the “Indenture”) for a like principal amount of the Company’s outstanding 9 7/8% Senior Discount Notes due 2014.

We have examined such corporate records, documents, certificates and instruments as we deemed necessary and appropriate to enable us to render the opinions expressed below.

We advise you that, in our opinion:

(a) The Exchange Securities will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization or other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, the laws of the State of New York and the federal laws of the United States of America. We note that Reed Smith LLP, Counsel of the Company, has rendered an opinion to the Company, dated as of February 11, 2005, as to the due incorporation of the Company and the due authorization of the Exchange Securities by the Company. With the consent of Reed Smith LLP, we rely on their local counsel opinion in rendering the opinion set forth above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Registration Statement and the prospectus forming a part thereof. Our consent to such reference does not constitute a consent under Section 7 of the Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ CAHILL GORDON & REINDEL LLP